Exhibit 99.1

                 Midas Signs Amendment to Credit Agreement with
                     Increased Accordion, Fewer Restrictions


     ITASCA, Ill.--(BUSINESS WIRE)--Sept. 18, 2006--Midas, Inc. (NYSE:MDS) has signed an amendment to its existing five-year $110 million unsecured revolving credit facility that reduces borrowing costs, increases the accordion feature and eliminates key restrictions affecting the company's use of cash.
     The amended facility increases the accordion feature to $55 million from $30 million, enabling the company to increase the facility to $165 million under certain circumstances. The amendment also lowers borrowing costs by 50 basis points and eliminates restrictions on share repurchases, dividends and acquisitions. The revolver is now priced at LIBOR plus 125 basis points.
     The existing credit facility was initially signed in October 2005, with a bank group led by JP Morgan Chase Bank and including National City Bank, LaSalle National Bank, Bank of America and Harris Bank.
     "The amended credit facility reduces our costs and removes significant restrictions so the company can be more flexible in our future use of cash," said William M. Guzik, Midas senior vice president and chief financial officer. "These amendments will enable the company to take advantage of opportunities to be more aggressive in repurchasing our shares or to make strategic acquisitions."
     Midas has an ongoing share repurchase program that began in early 2005. Through the second quarter of 2006, the company had spent $22.4 million of a $50 million repurchase authorization.
     "The amended facility is evidence of the bank group's recognition of the financial stability of the company," Guzik said.
     Midas is one of the world's largest providers of automotive service, offering brake, exhaust, maintenance, tires, steering and suspension services at more than 2,600 franchised, licensed and company-owned Midas shops in 19 countries, including nearly 1,800 in the United States and Canada.

     FORWARD LOOKING STATEMENTS AND RISK FACTORS

     This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2005 annual report on Form 10-K and subsequent filings.


     CONTACT: Midas, Inc.
              Bob Troyer, 630-438-3016